================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.1)(1)

                          NORTHSTAR NEUROSCIENCES, INC.
             -------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
             -------------------------------------------------------
                         (Title or Class of Securities)

                                    66704V101
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                                  ===========
CUSIP NO. 66704V101                     13G                          PAGE 2 OF 6
===================                                                  ===========

================================================================================
  1     NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Boston Scientific Corporation
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
        N/A                                                              (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The State of Delaware
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 0
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [_]
        N/A
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                                  ===========
CUSIP NO. 66704V101                     13G                          PAGE 3 OF 6
===================                                                  ===========

ITEM 1(A).  NAME OF ISSUER:

            Northstar Neuroscience, Inc., a Washington corporation (the
            "Company")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2401 Fourth Avenue, Suite 300
            Seattle, WA 98121

ITEM 2(A).  NAME OF PERSON FILING:

            Boston Scientific Corporation

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            One Boston Scientific Place
            Natick, MA  01760-1537

ITEM 2(C).  CITIZENSHIP:

            The State of Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.001 par value per share, (the "shares")

ITEM 2(E).  CUSIP NUMBER:

            66704V101

===================                                                  ===========
CUSIP NO. 66704V101                     13G                          PAGE 4 OF 6
===================                                                  ===========

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).

            (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8).

            (e) [ ] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP:

            (a)  Amount beneficially owned: 0 shares
            (b)  Percent of class: 0.0%
            (c)  Number of shares as to which such person has:
                 (i)   Sole Power to vote or to direct the vote:
                       0 shares
                 (ii)  Shared power to vote or to direct the vote:
                       0 shares
                 (iii) Sole power to dispose or to direct the disposition of:
                       0 shares
                 (iv)  Shared power to dispose or to direct the disposition of:
                       0 shares

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

===================                                                  ===========
CUSIP NO. 66704V101                     13G                          PAGE 5 OF 6
===================                                                  ===========

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF A GROUP:

            Not applicable.

ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities an were not acquired and are not held in connections with or as a participant in any transaction having that purpose or effect.

===================                                                  ===========
CUSIP NO. 66704V101                     13G                          PAGE 6 OF 6
===================                                                  ===========



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2008
                                       -----------------------------------------
                                                       (Date)


                                       BOSTON SCIENTIFIC CORPORATION


                                       By: /s/ Lawrence J. Knopf
                                              ----------------------------------
                                       Name:  Lawrence J. Knopf
                                       Title:  Senior Vice-President and
                                               Deputy General Counsel